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                                                                    EXHIBIT 1(6)

                               PURCHASE AGREEMENT

                  Credit Suisse Warburg Pincus Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, with respect to the Blue Chip Portfolio, the High Yield Portfolio, the Small Cap Value Portfolio and the Strategic Small Cap Portfolio (the "Portfolios"), and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

                  1. The Trust offers CSAM and CSAM hereby purchases one share of beneficial interest in each of the Portfolios, having a par value $.001 per share, at a price of $10.00 per share (the "Initial Shares"). CSAM hereby acknowledges receipt of the certificates representing the Initial Shares, and the Trust hereby acknowledges receipt from CSAM of $40.00 in full payment for the Initial Shares.

                  2. CSAM represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

                  3. CSAM agrees that if any holder of the Initial Share of a Portfolio redeems it before one year after the date upon which the Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses with respect to that Portfolio. The parties hereby acknowledge that any shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Portfolios.

                  4. The Trust and CSAM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Portfolios, will be liable for any claims against any other series.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 30th day of July, 2001.

                                        CREDIT SUISSE WARBURG PINCUS TRUST

                                        By: /s/Hal Liebes
                                            -------------
                                            Name: Hal Liebes
                                            Title: Vice President and Secretary

                  ATTEST:

                  /s/Kimiko T. Fields
                  -------------------

                                        CREDIT SUISSE ASSET MANAGEMENT, LLC

                                        By: /s/Hal Liebes
                                            -------------
                                            Name: Hal Liebes
                                            Title: Managing Director

                  ATTEST:

                  /s/Kimiko T. Fields
                  -------------------

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